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                                                                  EXHIBIT 2.1.10

                FORM OF WILSON SONSINI GOODRICH & ROSATI OPINION

                          May ___, 2000



Chili!Soft, Inc.
13920 SE Eastgate Way, Suite 120
Bellevue, Washington 98005

Ladies and Gentlemen:

     We have acted as counsel to Cobalt Networks, Inc., a Delaware corporation ("Parent"), in connection with the merger (the "Merger") of Blue Tortilla Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), with and into Chili!Soft, Inc., a California corporation ("Chili!Soft"), pursuant to the Agreement and Plan of Reorganization by and among Parent, Merger Sub and Chili!Soft dated as of March 22, 2000 (the "Acquisition Agreement"). This opinion is furnished to you pursuant to Section 7.2(c) of the Acquisition Agreement. Unless otherwise defined herein, the capitalized terms used in this opinion have the meanings given to them in the Acquisition Agreement.

     We have acted as counsel for Parent and Merger Sub in connection with the negotiation of the Acquisition Agreement and the effectuation of the Merger. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purposes of rendering this opinion. In addition, we have examined originals or copies of documents, corporate records and other writings, which we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents by any party other than Parent and Merger Sub where due execution and delivery are a prerequisite to the effectiveness thereof.

     As used in this opinion, the expressions "to our knowledge" or similar language with reference to matters of fact means that, after an examination of documents made available to us by Parent and Merger Sub, and after inquiries of officers of Parent and Merger Sub, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge" with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for Parent and Merger Sub solely in connection with the Acquisition Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of Parent and Merger Sub or the rendering of the opinions set forth below.
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Chili!Soft, Inc.
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For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary corporate action, to execute and deliver the Acquisition Agreement and we assume that the representations and warranties made by you in the Acquisition Agreement and pursuant thereto are true and correct.

     The opinions hereinafter expressed are subject to the following qualifications:

     A. We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

     B. We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar federal or state laws affecting the rights of creditors;

     C. We have assumed that there are no documents, agreements, understandings or negotiations between or among Chili!Soft, Parent or Merger Sub, which would expand, modify or otherwise affect the respective rights and obligations of the parties set forth in the Acquisition Agreement, the Merger Agreement between Chili!Soft and Merger Sub (the "Merger Agreement") or the other agreements referred to therein;

     D. We express no opinion as to (i) any registration, qualification, anti-fraud or other requirements or provisions of applicable federal or state securities laws, (ii) compliance with federal or state anti-trust laws, (iii) any consequences under federal, state or local tax laws, or (iv) the enforceability of any employment or noncompetition agreement;

     E. We express no opinion as to the enforceability of any of the agreements attached as exhibits to the Acquisition Agreement;

     F. We express no opinion as to the enforceability of contractual provisions that purport to indemnify any party against or to exonerate or release any party from (i) liability for a party's wrongful or negligent acts, (ii) liability for attorneys' fees or expenses arising from or related to such liability or actions or (iii) the indemnification provisions of Section 5 of the Declaration of Registration Rights to the extent the provisions thereof may be subject to limitations of public policy and the effect of applicable statutes and judicial decisions;
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Chili!Soft, Inc.
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     G.   We note that Section 10.8 of the Acquisition Agreement selects the laws of the State of Delaware to govern the Acquisition Agreement and the laws of the State of California to govern the Merger Agreement. We express no opinion as to whether the laws of any particular jurisdiction apply to any of the agreements or other matters addressed in this opinion. Solely for purposes of this opinion, we have assumed that the internal laws of the State of California as applied to a contract made between residents of that state present in that state when the contract is made (and without regard to principles of conflicts of law) apply exclusively to govern the Acquisition Agreement and Merger Agreement;

     H. We are members of the Bar of the State of California and we are not expressing any opinion as to any matter relating to laws of any jurisdiction other than the laws of the United States of America, the Delaware General Corporation Law and the laws of the State of California. We are admitted to practice law only in the State of California. Accordingly, the opinions expressed herein are limited in all respects to existing laws of the State of California, applicable federal laws of the United States and the General Corporation Law of the State of Delaware. As you know, we are not licensed to practice law in the State of Delaware, and our opinions as to the General Corporation Law of the State of Delaware are based solely on our review of standard compilations of such laws. We have made no inquiry or confirmation thereof, and we have made no inquiry into, and express no opinion as to, the statutes, regulations, treaties or common laws of any other nation, state or jurisdiction, or the effect on the transactions contemplated in the Acquisition Agreement of non-compliance under any such statutes, regulations, treaties or common laws; and

     I. Certain assumption and qualifications are implicit in opinions of attorneys, as referred to in several opinion letter reports of certain committees of the California State Bar, and the listing of certain specific qualifications and assumptions in this opinion shall not be considered to limit or preclude our reliance on other qualifications and assumptions otherwise deemed to be included by standard practice of California attorneys. No opinion shall be implied in this letter beyond the specific statements made herein.

     Based upon and subject to the foregoing, and as except as set forth in the Acquisition Agreement, we are of the opinion that:

     1. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Each of Parent and Merger Sub has the corporate power and authority to own its properties and to carry on its business as now being conducted.
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Chili!Soft, Inc.
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     2.   Parent and Merger Sub each have all requisite corporate power and authority to execute, deliver and perform their respective obligations under the Acquisition Agreement and the Merger Agreement and to consummate the transactions contemplated thereby.

     3. The execution and delivery of the Acquisition Agreement, the Merger Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and their respective boards of directors and stockholders. Each of the Reorganization Agreement and the Merger Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

     4. The execution and delivery of the Acquisition Agreement and the Merger Agreement do not, and the consummation of the transactions contemplated thereby will not, result in any violation of or default (with or without notice or lapse of time, or both), under any provision of the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub, or
(ii) to our knowledge, violate any provision of federal, California or Delaware corporate law applicable to the Parent or Merger Sub. To our knowledge, no consent, waiver, approval, order or authorization of, or registration, permit, order, designation, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of the Acquisition Agreement or the consummation by Parent and Merger Sub of the transactions contemplated thereby except for (a) the filing of the Merger Agreement with the Secretary of State of the State of California or (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws.

     5. The shares of Parent Common Stock to be issued on conversion of Company Capital Stock in the Merger and upon exercise of Company Options to be assumed by Parent pursuant to the Merger will, when issued and delivered in accordance with the Acquisition Agreement, be duly authorized, validly issued, fully paid and non-assessable, and free of liens, encumbrances, or preemptive or similar rights contained in the Certificate of Incorporation or Bylaws of Parent; provided, however, that such shares are subject to such restrictions as
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are expressly set forth in the Acquisition Agreement and the Affiliate
Agreements, and to restrictions on transfer under applicable state and federal securities laws.

     6. To our knowledge, there is no action, proceeding, or investigation pending, or as to which Parent has received any notice of assertion against Parent, before any court or administrative agency that questions the validity of the Acquisition Agreement or the Merger Agreement.

     7. Upon the filing of the Merger Agreement with the California Secretary of State, the Merger will become effective under the California Corporations Code.
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Chili!Soft, Inc.
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     The opinions expressed herein are solely for your benefit in connection with the above transactions and may not be relied upon in any manner or for any purpose by any other person. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.


                            WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation